EXHIBIT 99.1

Wellness Center USA Inc. and The Medical Alliance Inc. Create Joint Venture to Produce and Commercialize Psoria-Shield’s Patented LED Technology.

FOR IMMEDIATE RELEASE

SCHAUMBURG, IL – January 15, 2015 (GLOBE NEWSWIRE) – Wellness Center USA, Inc. (OTCQB: WCUI), today announced that it has entered into a Joint Venture (J V) with The Medical Alliance Inc. (TMA) to produce and commercialize the Psoria-Light, a leading edge medical device developed by WCUI’s wholly owned subsidiary Psoria-Shield, Inc. (PSI). Psoria-Light is the first DEEP UV LED Phototherapy device in the world capable of treating skin diseases such as Psoriasis, Eczema, Vitiligo and more.

According to the terms of the Joint Venture Agreement, the relationship between WCUI and TMA commences immediately. WCUI and TMA have formed an Illinois company, Psoria Development Corp (PDC) to manage the operational side of the business, including; product manufacturing, sales & marketing, customer support & services, and all future research and development of new features and applications. PSI remains a wholly owned subsidiary of WCUI and shall account 100% of sales revenues. WCUI and TMA, the two equal members of the JV will be compensated through sales performance and market value of PSI.

TMA is an established multi-tiered organization that has substantial experience and expertise in developing, manufacturing, and marketing technological and IP based products. It has vast experience and knowledge with LED‘s, lasers and LED based phototherapy technologies and strong relationships with national manufactures and distributors, domestically and internationally. Consisting of three companies with over 75 years of knowledge, TMA has worked with over 160 clients to deliver integrated consulting services to manufacturers, distributors, and candidates in the medical device, supply, and information technology arenas. Having offices in Amsterdam, the Netherlands, Utica, NY, Coconut Grove, FL and Jacksonville, FL, TMA is closely affiliated with over 120 specialty medical search firms.

“We are comfortable with providing our resources to this project based on our detailed analysis of the technology, our knowledge of manufacturing processes and the market need. We have researched the market and have determined that there is a specific demand for this type of technology and product in the market,” said Mr. John A. Yorke, Managing Director of TMA. “Our collective experience in the field of marketing psoriasis products makes us believe that this product is a winner and should become the standard in the skin treatment markets”, he said.

TMA has committed to provide top-level engineering, scientific and marketing personnel as well as management and resources to this project. It has appointed its associate Mr. Dennis Sleister to supervise the regulatory and manufacturing aspects of the J V. Mr. Sleister founded Surgilase, a leading manufacturer of CO2 surgical lasers, which were based on unique technology acquired from Raytheon for military applications. Surgilase was sold to Safeguard Systems in the 90’s.  When Surgilase was sold, it was listed on INC’s business magazine as one of the fastest growing technology based companies in America.  “We are confident that we will be able to rapidly bring performance to PSI through our J V”, said Mr. Sleister.

The joint venture projects that it can manufacture and market the Psoria-Light product to begin revenue generation in the second quarter of 2015 and achieve second year revenues of $10M+ with a return of $2M EBITA.

“High energy outputs, portability, rugged design, reliable performance coupled with ease of use and integrated computer based treatment record keeping, positions this device as the ideal unit for use in treating skin problems. The PSI patented DEEP LED Phototherapy technology has the potential for multiple product applications beyond PSI’s initial medical product for the treatment of psoriasis.  Its unique Light Emitting Diode [LED] powered product, Psoria-Light, has many distinct advantages over other existing photo therapy treatment devices currently available for the treatment of skin diseases ”, said Mr. Yorke, who has been involved in the laser and photonic energy emitting device field since 1987.

Chris Waugh, co–founder of TMA stated, “We feel our personnel and experience are well-suited to the requirements of WCUI and we are delighted and excited to establish this relationship with such a highly respected organization. PSI’s technology has its origin in space age technology provided to the DOD. To “transfer” technology from military applications to the domestic sector requires a specific skill set – which TMA possesses.” “We are privileged to be working with such a high-caliber force in the medical technology sector and excited to begin this endeavor with the help of TMA,” added Mr. Andrew Kandalepas, CEO & Chairman of WCUI.

About Wellness Center USA, Inc.

Wellness Center USA, Inc. (www.wellnesscenterusa.com) is a hybrid healthcare company that combines best in class technologies, software, devices, providers, protocols, goods, and services. It was created to address important healthcare and wellness needs via breakthrough solutions, all centered around the “well-being of the body and mind”. Wellness Center USA, Inc. is the parent company of three businesses reporting consolidated: Stealth Mark, National Pain Centers, and Psoria-Shield.

About The Medical Alliance, Inc.

The Medical Alliance (TMA) (http://themedalliance.com) represents the 2013 merger of The ComedIT Group, Ocean Medical, and TFGI; combining over 75 years experience in delivering integrated consulting services to manufacturers, distributors, and candidates in the medical device, supply, and information technology arenas. TMA has offices in Amsterdam, the Netherlands, Utica, NY, Coconut Grove, FL and Jacksonville, FL. TMA works with an array of specialty consultants and has close affiliations with over 120 specialty medical search firms.

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Contact Info:

At Wellness Center USA, Inc.

Tel: (847) 925-1885

www.wellnesscenterusa.com

Investor Relations Contact:

Arthur Douglas & Associates, Inc.

Arthur Batson

Phone: 407-478-1120

www.arthurdouglasinc.com